Exhibit 8.1

Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94104.	May 24, 2013

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $2,669,000 aggregate principal amount of Medium-Term Notes, Series K, Notes Linked to 3 Month LIBOR due May 24, 2023 as described in the Company’s Pricing Supplement No. 325 dated May 21, 2013 (“Pricing Supplement 325”) to the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728. We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 325.

We hereby consent to the reference to us under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 325 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP